SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             MPAM Funds Trust

Address of Principal Business Office:

                  200 Park Avenue
                  New York, New York  10166

Telephone Number: (212) 922-6000

Name and address of Agent for service of process:

                  Mark N. Jacobs, Esq.
                  200 Park Avenue
                  New York, New York  10166

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      YES  / X /   NO  /   /

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 13th day of April, 2000.

                              MPAM Funds Trust


                              By:  /s/ Jeff Prusnofsky
                                  --------------------
                                   Jeff Prusnofsky
                                   President



Attest:     /s/ Loretta Johnson
            -------------------
            Loretta Johnson
            Notary Public, State of New York
            No. 01J05082006
            Qualified in Bronx County


            My Commission Expires: 7/14/01